Exhibit 10.2
April 5, 2005
Mr. Soonman “Steve” Song
[Address omitted]
Re:     Amendment to Employment Agreement
Dear Steve:
On behalf of Photon Dynamics, Inc. (the “Company”), I am pleased to offer you an amendment (“Amendment”) to your employment agreements with the Company, as stated below.
     1. Current Agreements. Currently, your employment relationship with the Company is governed by the following agreements (the “Agreements”): (a) an offer letter agreement dated April 18, 1994, (b) a Photon Dynamics, Inc. Employee Agreement you signed on April 18, 1994 (the “Employment Agreement”), (c) a Photon Dynamics, Inc. Proprietary Information and Inventions Agreement you signed on April 18, 1994, (d) a stock trading agreement you signed on December 21, 1999, and (e) an Indemnification Agreement dated January 10, 2000.
2. Current Compensation.
          a. Base Salary. Your base salary is $240,000 annually (the “Base Salary”), less payroll deductions and all required withholdings, payable according to the Company’s regular payroll schedule.
          b. Management Incentive Bonus. You are eligible to participate in the Company’s 2005 Management Incentive Bonus program (the “MIB Program”). In your position, you are eligible to earn a bonus of up to 50% of your Base Salary, pursuant to the terms and conditions of the MIB Program.
          c. Commissions. In addition to the Base Salary and MIB Program, you are eligible to earn commissions under a sales commission plan, the terms of which shall be determined by the Company in its sole discretion.
     3. Amendment to Employment Agreement. As an amendment to the Employment Agreement, in consideration for your continued employment you will be entitled to severance benefits pursuant to the Change in Control Addendum attached hereto.

     4. No Other Changes to Agreements. Except as provided in this Amendment, the terms and conditions of the Agreements remain in full force and effect.
If you have any questions regarding this Amendment, please do not hesitate to contact me.
Sincerely,
/s/ Jeff Hawthorne
Jeff Hawthorne
President and Chief Executive Officer
Photon Dynamics Inc.
Attachment: Change in Control Addendum
Accepted and Agreed:
/s/ Soonman “Steve” Song

Soonman “Steve” Song
Date: April 5, 2005

Change in Control Addendum
     1. Definition of “Change in Control.” For purposes of this Addendum, “Change in Control” means occurrence in a single transaction or in a series of related transactions of any one or more of following events:
     (a) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;
     (b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or
     (c) there is consummated a sale, Iease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.
     2. Termination After a Change in Control. In the event that within twelve (12) months following a Change in Control, the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below) (a Change in Control Termination), all stock options held by you shall have their vesting accelerated such that all options are fully vested and exercisable as of the date of the Change in Control Termination (the “Acceleration”). As a precondition of receiving the Acceleration, you must first sign and allow to become effective a general release of claims in favor of the Company in a form acceptable to the Company.
     3. Definition of “Cause.” For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (a) your indictment or conviction of any felony, or crime involving moral turpitude or dishonesty; (b) your participation in any fraud against the Company or its successor; (c) breach of your duties to the Company or its successor, including, without limitation, persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company or its successor; (e) willful conduct that is demonstrably injurious to the Company or its successor, monetarily or otherwise; (f) breach of any agreement with the Company or its successor, including your Proprietary Information and Inventions Agreement; or (g) conduct by you that in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. Physical or mental disability or death shall not constitute Cause hereunder.

     4. Definition of “Good Reason.” For purposes of this Agreement, your voluntary termination of employment with the Company will be considered a termination for “Good Reason” if you resign your employment because one of the following events occurs without your consent: (a) a reduction of your then-existing annual base salary by more than ten percent (‘10%), unless the then-existing base salaries of other executive officers of the Company are accordingly reduced; (b) a material reduction in the package of benefits and incentives, taken as a whole, provided to you (not including raising of employee contributions to the extent of any cost increases imposed by third parties), except to the extent that such benefits and incentives of other executive officers of the Company are similarly reduced; (c) assignment to you of any duties or any limitation of your responsibilities substantially inconsistent with your position, duties, responsibilities and status with the Company immediately prior to the date of the Change in Control; or (d) relocation of the principal place of your employment to a location that is more than fifty (50) miles from your principal place of employment immediately prior to the date of the Change in Control.
     5. Limitation on Payments. lf any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be the greater of (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax by reason of such Payment being reduced to three times your base amount, minus one dollar, or (y) the largest portion, up to and including the total, of the Payment, that would result in the largest net after tax amount, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax. lf a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Board approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of Acceleration; reduction of employee benefits. In the event that Acceleration is to be reduced, it shall be cancelled in the reverse order of the date of grant of your 0ptions (i.e., earliest granted 0ption cancelled last) unless you elect in writing a different order for cancellation.
The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations, lf the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. lf the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.